Exhibit 15.2
Awareness Letter of Independent Registered Public Accounting Firm
August 4, 2020

The Board of Directors
Mercury General Corporation:

Re:	Registration Statement No. 333-125460, 333-202204, and 333-215344
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 4, 2020 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Los Angeles, California